Letter of Intent

February 24, 2009

Gentlemen:

This letter confirms our agreement on the principal terms and conditions pursuant to which Candev Resource Exploration, Inc. (“Candev”) will receive from Yale Resources Ltd. (“Yale”) a 50% interest and an option to earn a further 30% interest in the Dos Naciones property located in Sonora State, Mexico, more particularly described in Schedule “B” attached hereto (the “Property”). Each party understands and agrees that preparation and execution of a definitive agreement is required, containing the terms set forth in Schedule "A" and such additional terms as Yale and Candev might agree following good faith negotiation. This Letter of Intent is intended to be non-binding with respect to the matters discussed in Schedule "A", except for Sections 2, 5, and 6, which are intended to be binding. This Letter of Intent may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

YALE RESOURCES LTD.

By: /s/ Ian Foreman
Name: Ian Foreman
Title: President

CANDEV RESOURCE EXPLORATION, INC.

By: /s/ Mark McLeary
Name: Mark McLeary
Title: President

Schedule "A"

Yale Resources Ltd. / Candev Resource Exploration, Inc.

LETTER OF INTENT - TERM SHEET

February 24, 2009

This term sheet sets forth the proposed terms and structure of a potential transaction (the “Transaction”) pursuant to which Yale proposes sell to Candev a 50% interest in, and grant an option to acquire an additional 30% interest in, the Property – for a total of 80%. The Letter of Intent is for discussion purposes only and does not constitute a binding agreement or commitment of any nature whatsoever between the parties, with the exception of Sections 2, 5, and 6, which the parties intend to be binding. The Transaction will be subject in all respects to a fully negotiated and executed definitive agreement between the parties which will contain terms and representations customary for agreements governing the sale of a mineral property interest (the "Definitive Agreement").

1.	Sale and Option Agreement	THE PARTIES AGREE to negotiate in good faith a Definitive Agreement to include the following terms and conditions:

		(a)	Yale agrees to sell to Candev or its designated nominee a 50% undivided interest in the Property, in consideration of which Candev will make the following payments to Yale:

			(i)	pay CDN$ 50,000 to Yale on the Closing Date.

(b)

Yale agrees to grant to Candev an option (the “Option”) to acquire a further 30% interest in the Property. To exercise the Option, Candev shall issue securities of Candev and fund exploration, development and other expenditures (the “Expenditures”) on the Property in the following manner:

			(i)	on or before the date which is one (1) year after the Closing Date, Candev will issue 200,000 shares of common stock of Candev to Yale and fund Expenditures aggregating CDN$200,000 on the Property;

(ii)

on or before the date which is two (2) years after the Closing Date, Candev will issue an additional 250,000 shares of common stock of Candev to Yale and fund additional Expenditures aggregating CDN$250,000 on the Property; and

(iii)

on or before the date which is three (3) years after the Closing Date, Candev will issue an additional 350,000 shares of common stock of Candev to Yale and fund additional Expenditures aggregating CDN$350,000 on the Property.

		(c)	If Candev terminates the agreement at any time prior to the exercise of the Option, then Yale will have the right to purchase all of Candev’s interest in the Property for CDN$25,000;

(d)

Upon exercise of the Option, Yale and Candev will be deemed to have formed a joint venture (the “Joint Venture”) for the purpose of carrying out all such acts which are necessary or appropriate, directly or indirectly, to:

			(i)	hold the Property and the other assets of the Joint Venture,

			(ii)	explore the Property for minerals and, if feasible, develop a mine thereon,

			(iii)	so long as it is technically, economically and legally feasible, operate such mine and exploit any minerals extracted from the Property, and

			(iv)	carry out any other activity in connection with or incidental to any of the foregoing;

(e)

Upon exercise of the Option, Yale and Candev will enter into a joint venture agreement (the “Joint Venture Agreement”), and each of them will negotiate in good faith and use commercially reasonable efforts to finalize, execute and deliver a formal agreement containing such terms and any other terms and conditions as would be customary for a comparable jointly owned project, including the terms set out in Section 1(d) hereto; and

		(f)	Candev’s initial participating interest under the Joint Venture Agreement will be eighty percent (80%) and Yale’s initial participating interest under the Joint Venture Agreement will be twenty (20%).

2.	Due Diligence Investigation

Yale agrees to make available and grant access to Candev and their representatives, any corporate, financial, geological or information as is reasonably necessary to conduct a due diligence review of the Property. Yale shall take reasonable good faith efforts promptly to provide Candev or its representatives such documents as may reasonably be requested in writing. Yale will grant to Candev and its consultants the right of entry to the Property for the purpose of carrying out its due diligence review of the Property and to perform such investigations, surveys and tests as Candev deems desirable.

3.	Closing Conditions

Closing of the transactions contemplated herein (the "Closing") will occur on or before May 31, 2009 or on such other date as the parties may agree (the “Closing Date”), to be held at the City of Vancouver, Canada, at such place and time as the parties may agree.

Conditions to Closing shall include, without limitation:

		(i)	approval of this transaction by the boards of directors of both parties, and any other necessary parties;

		(ii)	receipt of any necessary regulatory approvals;

		(iii)	Yale completing a technical report on the Property that complies with the requirements of National Instrument 43-101 - Standards of Disclosure for Mineral Projects (the “43-101 Report”);

		(iv)	Candev completing a due diligence review of the Property and Candev being satisfied, in its sole and absolute discretion, with the results of such a review and verification;

The parties will use their reasonable efforts to complete the Definitive Agreement within ninety (90) days after the date of execution of this Letter of Intent and agree to extend the closing date for an additional thirty (30) days if there is a delay in obtaining any required regulatory consents. In the event that the Transaction does not close on or before the Closing Date, this Letter Agreement shall be null and void and of no further force or effect, and Yale will refund the Deposit forthwith.

4.	Disclosure

The parties are permitted to make any public announcement regarding this Letter of Intent or any transaction contemplated hereby as required by applicable securities law. Yale acknowledges that Candev is a public company and has an obligation to disclose all material information about its affairs. Yale agrees that they will not trade in the securities of Candev while in possession of, nor will they inform others of (except on a need to know basis), any non-disclosed material information about Candev.

5.	No-Shop and Exclusive Provisions

Until ninety (90) days after the date of this Letter of Intent and in consideration for Candev’s commitment of time and resources to perform due diligence, Yale will not, directly or indirectly, through any officer, director, employee, affiliate or agent or otherwise, take any action to solicit, initiate, seek, encourage or support any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding the sale of the Property, or any plans to develop the Property. Yale agrees that any such negotiations (other than negotiations with Candev) in progress as of the date of this letter will be suspended during such period, and that Yale will not accept or enter into any agreement, arrangement or understanding for sale of the Property or for the development of the Property during such period.

If Yale or any of its officers, directors, employees, affiliates or agents receives any proposal for, or inquiry respecting, any third party acquisition of or development for the Property, Yale will promptly notify Candev, describing in detail the identity of the person making such proposal or inquiry and the terms and conditions of such proposal or inquiry.

6.	(a) Expenses

Unless otherwise stated herein, Yale and Candev shall each be liable for their own costs, including legal, accounting, and other such costs, incurred by each of them in the negotiation and closing of this transaction. Candev shall be responsible for all costs relating to its due diligence review of the Property. Yale shall be responsible for the costs incurred to complete the 43 - 101 Report.

(b) Break-up Fee

If within ninety (90) days from the date of this Letter of Intent or anytime prior to the Closing of the Definitive Agreement, Yale decides to terminate this Letter of Intent, Yale will reimburse to Candev all the expenses that have been incurred including: legal fees, due diligence expenses, taxes and disbursements incurred by Candev in relation to the review of the Property and drafting of the Definitive Agreement, provided that such reimbursement costs will not exceed a maximum of $50,000.

This Letter of Intent represents only the current thinking of the parties with respect to certain of the major issues relating to the proposed transaction. Therefore, it is understood and acknowledged that except as to Sections 2, 5 and 6 of this Letter of Intent is not intended and will not be deemed to be a legally binding agreement among the parties for any purposes. All rights and obligations of the parties will be subject to negotiation and execution of a definitive agreement among the parties and completion of the due diligence and other matters set forth above.

Schedule “B”- Legal Description of the Property

Dos Naciones Concession (Title No. 230649)

E-545,000
norte
TERRENO LIBRE
N-3,340,000
P.P.
CRUZ
DOS NACIONES
E-82/31523
LA PITAYITA
TERRENO LIBRE
TERRENO LIBRE
E-545,000

PERIMETRO EXTERIOR DEL LOTE		
LINEA AUXILIAR: NO EXISTE		
LADOS	RUMBOS	DISTANCIAS
PP - 1	SUR	3,500.0000 m
1 - 2	OESTE	5,000.0000 m
2 - 3	NORTE	854.9373 m
3 - 4	ESTE	36.6923 m
4 - 5	NORTE	2,500.0000 m
5 - 6	OESTE	36.6923 m
6 - 7	NORTE	1,645.0627 m
7 - 8	ESTE	5,000.0000 m
8 - PP	ESTE	1,500.0000 m
SUPERFICIE: 2,490.82-69 Ha		

PERIMETRO INTERIOR DEL LOTE		
LINEA AUXILIAR: DE P.P. a "1": SW 85 07 43" y 3,199.0476 m		
LADOS	RUMBOS	DISTANCIAS
1 - 2	SUR	1,000.00 m
2 - 3	OESTE	1,000.00 m
3 - 4	NORTE	1,000.00 m
4 - 1	ESTE	1,000.00 m
SUPERFICIE: 100.00-00 Ha		

RECIBIDO
27 AGO 2007
HERMOSILLO, SONORA
SECRETARIA DE ECONOMIA

LOTE: DOS NACIONES
EXPEDIENTE No.: 82/31523
SUPERFICIE: 2,390.82-69 Ha
AGENCIA: HERMOSILLO, SONORA.
MUNICIPIO: OPODEPE, SONORA.

CARTA TOPOGRAFICA EDITADA POR INEGI
SANTA ANA CLAVE H12B82

COORDENADAS U.T.M. DEL P.P. EN EL
DATUM NAD-27 Mexico

NORTE: 3,339,479.90 ESTE: 547,228.57

ESCALA: 1 50,000

EL PERITO REG. 1228

JULIO CESAR GONZALEZ ZAMORA

EXP. NUM. 082/31523 ORIGI

ESTADOS UNIDOS MEXICANOS

SECRETARIA DE ECONOMIA
COORDINACION GENERAL DE MINERIA
DIRECCION GENERAL DE MINAS

TITULO DE CONCESION MINERA NUMERO 230649

NOMBRE DEL LOTE

DOS NACIONES

AGENCIA

HERMOSILLO, SONORA

VIGENCIA DEL TITULO

DEL 28 DE SEPTIEMBRE DEL 2007 AL 27 DE SEPTIEMBRE DEL 2057